SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                      [X]

Filed by a Party other than the Registrant                   [ ]

Check the appropriate box:

[X]        Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]        Definitive Proxy Statement

[ ]        Definitive Additional Materials

[ ]        Soliciting Material Under Rule 14a-12

                           COMMUNITY BANCSHARES, INC.
             ------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
             ------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]        No fee required

[ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

           (1) Title of each class of securities to which transaction applies:

           (2)      Aggregate number of securities to which transaction applies:

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           (4)      Proposed maximum aggregate value of transaction:

           (5)      Total fee paid:

[ ]        Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)      Amount previously paid:

           (2)      Form, Schedule or Registration Statement No.:

           (3)      Filing Party:

           (4)      Date Filed:

                           COMMUNITY BANCSHARES, INC.

                             68149 Highway 231 South
                                  P.O. Box 1000
                           Blountsville, Alabama 35031

                                                                   June 24, 2003

To the Stockholders of
Community Bancshares, Inc.:

         In connection with the Annual Meeting of stockholders of Community Bancshares, Inc. to be held at 10:00 a.m., Central Time, on Thursday, July 24, 2003, at the Main Club House at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama, enclosed are a Notice of Annual Meeting of Stockholders, proxy card and Proxy Statement containing information about your company and matters to be considered at the Annual Meeting. We encourage you to read them.

         You are cordially invited to attend the Annual Meeting in person. Please sign, date and mark the enclosed proxy card and return it in the enclosed postage-prepaid envelope to ensure that your shares are voted at the Annual Meeting. This will not limit your rights to vote your shares in person or attend the Annual Meeting.

         We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on July 24.

                                           Sincerely yours,

                                           Patrick M. Frawley
                                           Chairman, Chief Executive Officer and
                                           President

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE POSTAGE-PAID RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                           COMMUNITY BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of the stockholders of Community Bancshares, Inc. (the "Company") will be held at the Main Club House at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama on Thursday, July 24, 2003 at 10:00 a.m., Central Time, for the following purposes:

         1. To elect Roy B. Jackson, Stacey W. Mann and Jimmie Trotter (or, in the event that any or all of the foregoing are unable to serve, such other nominee(s) designated by the Company's Board of Directors) as Class I directors;

         2. To remove Kennon R. Patterson, Sr. as a Class III director of the Company; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, but which is not now anticipated.

         The Board of Directors has fixed the close of business on June 9, 2003 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.

         Your attention is directed to the attached Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE ENCLOSED FOR THAT PURPOSE. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later executed proxy or a written revocation to the Corporate Secretary of the Company, provided such later executed proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

         If you need assistance in completing your proxy card, please call me at
(205) 429-1001.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ITEMS 1 AND 2 ABOVE.

                                             By Order of the Board of Directors,

                                             William H. Caughran, Jr.
                                             Secretary

Blountsville, Alabama
June 24, 2003

                           COMMUNITY BANCSHARES, INC.

                             68149 Highway 231 South
                                  P.O. Box 1000
                           Blountsville, Alabama 35031

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 24, 2003

                                  INTRODUCTION

         This Proxy Statement is furnished to stockholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of stockholders to be held July 24, 2003, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         The executive offices of the Company are located at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement is being mailed to stockholders of the Company on or about June 24, 2003.

STOCKHOLDERS ENTITLED TO VOTE

         Each holder of record of the Company's common stock, $.10 par value per share ("Common Stock"), as of the close of business on June 9, 2003, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote on each proposal for each share of Common Stock held as of such date. At the close of business on June 9, 2003, there were approximately 4,806,553 shares of Common Stock issued and outstanding, which were held by approximately 2,315 stockholders of record. The Company's stock transfer books will not be closed and shares of Common Stock may be transferred subsequent to the record date, although all votes must be cast in the names of stockholders of record as of the record date.

PROXIES

         If the enclosed proxy card is properly executed and received by the Company before or at the Annual Meeting, the shares of Common Stock represented thereby will be voted as specified in the proxy by the persons designated in such proxy. If no specification is made in the proxy, shares of Common Stock represented by the proxy will be voted (1) "FOR" the election of the nominees for directors listed in the accompanying Notice of Annual Meeting of Stockholders, (2) "FOR" the removal of Kennon R. Patterson, Sr. as a Class III director of the Company, and (3) in accordance with the recommendation of the Board of Directors as to any other matters which may properly come before the Annual Meeting. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later executed proxy or a written revocation to the Corporate Secretary of the Company, provided such later executed proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

SOLICITATION OF PROXIES

         THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS URGES THAT YOU EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND RECOMMENDS THAT THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXY BE VOTED "FOR" APPROVAL OF PROPOSAL 1 AND PROPOSAL 2.

         The Company will bear the costs associated with this solicitation of proxies.

OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except as described in the accompanying Notice of Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that the persons named on the enclosed proxy card will vote on such matters in accordance with the recommendations of the Board of Directors.

ANNUAL REPORTS

         COPIES OF THE COMPANY'S 2002 ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 ACCOMPANY THIS PROXY STATEMENT. ADDITIONAL COPIES OF THESE DOCUMENTS WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS SUCH REPORTS IN WRITING FROM PATRICK M. FRAWLEY, COMMUNITY BANCSHARES, INC., P.O. BOX 1000, BLOUNTSVILLE, ALABAMA 35031.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a classified Board of Directors consisting of three classes, with the three-year term of office of each class expiring in successive years, and that the number of directors will be fixed from time to time by the vote of the directors. The current number of directors has been fixed at 11. The resolution adopted by the Board of Directors fixing the number of directors provides that the number of directors will be automatically reduced by one if Kennon R. Patterson, Sr. is removed as a director at the Annual Meeting (see Proposal 2 below). The terms of the Class I directors expire at the Annual Meeting. The terms of the Class II and Class III directors will expire in 2004 and 2005, respectively. Each of the Class I directors elected at the Annual Meeting will serve three-year terms expiring at the 2006 annual meeting of stockholders and until his respective successor is elected and qualified. A director of the Company is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

         The Board of Directors has nominated Roy B. Jackson, Stacey W. Mann and Jimmie Trotter for election as Class I directors to hold office until expiration of their term and until their successors have been elected and qualified. Messrs. Jackson and Trotter are currently serving as Class I directors. Kennon
R. Patterson, Jr., son of the Company's former Chairman, President and Chief Executive Officer, Kennon R. Patterson, Sr., also currently serves as a Class I director, but has not been nominated for another term. The persons named in the enclosed proxy card will vote for the election of the nominees, Messrs. Jackson, Mann and Trotter, unless authority to vote for one or more nominees is withheld. Each nominee has consented to serve as a director if elected. However, if prior to the Annual Meeting, any person proposed for election as a director is unavailable to serve or for good cause cannot serve, the shares of all valid proxies may be voted for the election of such substitute as the members of the Board of Directors may recommend. The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

                  NOMINEES FOR TERMS EXPIRING IN 2006 (CLASS I)

                                                                    DIRECTOR OF
              NAME, AGE AND POSITIONS HELD WITH THE                 -----------
-----------------------------------------------------------------     COMPANY       PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE       DURING PAST FIVE YEARS
-----------------------------------------------------------------   -----------    ----------------------
ROY B. JACKSON (69)                                                    1999        (Retired) Owner of Jackson Farm &
Director of the Company, Community Bank, 1st Community Credit                      Garden Center, Minor Hill,
Corporation; Community Appraisals, Inc., Community Insurance                       Tennessee
Corp. and Southern Select Insurance, Inc.

STACEY W. MANN (50)                                                    2003        President and Chief Operating
Director of the Company and Community Bank; President                              Officer of Community Bank
and Chief Operating Officer of Community Bank                                      (2003-Present); Executive Vice
                                                                                   President and Chief Operating
                                                                                   Officer of Community Bank
                                                                                   (2001-2003); Area Executive Vice
                                                                                   President of Community Bank
                                                                                   (1997-2001)

JIMMIE TROTTER (65)                                                    2000        (Retired) Principal of Mortimer
Director of the Company, Community Bank, 1st Community Credit                      Jordan High School, Morris,
Corporation, Community Appraisals, Inc., Community Insurance                       Alabama
Corp. and Southern Select Insurance, Inc.

                DIRECTORS WITH TERMS EXPIRING IN 2004 (CLASS II)

              NAME, AGE AND POSITIONS HELD WITH THE                 DIRECTOR OF
-----------------------------------------------------------------     COMPANY       PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE       DURING PAST FIVE YEARS
-----------------------------------------------------------------   -----------    ----------------------
GLYNN DEBTER (68)                                                      1996        Owner-operator of Debter Farms
Director of the Company, Community Bank, 1st Community Credit                      (cattle breeding), Horton, Alabama
Corporation, Community Appraisals, Inc., Community Insurance
Corp. and Southern Select Insurance, Inc.

JOHN J. LEWIS, JR. (56)                                                1997        Production Planning Manager for
Director of the Company, Community Bank, 1st Community Credit                      Tyson Foods, Inc. (food processing),
Corporation, Community Appraisals, Inc., Community Insurance                       Blountsville, Alabama
Corp. and Southern Select Insurance, Inc.

LOY MCGRUDER (62)                                                      1996        President of Community Bank (2002-
Director of the Company.                                                           2003); Executive Vice President of
                                                                                   Community Bank
                                                                                   (1994-2002).

                DIRECTORS WITH TERMS EXPIRING IN 2005 (CLASS III)

              NAME, AGE AND POSITIONS HELD WITH THE                 DIRECTOR OF
-----------------------------------------------------------------     COMPANY       PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE       DURING PAST FIVE YEARS
-----------------------------------------------------------------   -----------    ----------------------
KENNETH K. CAMPBELL (58)                                               2003        (Retired) President of Birmingham
Director of the Company and Community Bank                                         Communications and Electronics,
                                                                                   Inc. (wireless telephones),
                                                                                   Birmingham, Alabama

PATRICK M. FRAWLEY (52)                                                2003        Chairman, President and Chief
Chairman, President and Chief Executive Officer of the Company;                    Executive Officer of the Company
Chairman and Chief Executive Officer of Community Bank; Chairman                   (2003-Present); Chairman and
of 1st Community Credit Corporation, Community Appraisals, Inc.,                   Chief Executive Officer of
Community Insurance Corp. and Southern Select Insurance, Inc.                      Community Bank (2003-Present);
                                                                                   Senior Vice President of
                                                                                   Community Bank (2002-2003);
                                                                                   Director of Regulatory Relations
                                                                                   for Bank of America (1991-2002).

KENNON R. PATTERSON, SR. (60)                                          1983        Chairman, President and Chief
Director of the Company.                                                           Executive Officer of the Company
                                                                                   (1985-2003); Chairman and Chief
                                                                                   Executive Officer of Community
                                                                                   Bank (1993-2003)

MERRITT M. ROBBINS (65)                                                1996        Piggly Wiggly grocery store
Director of the Company, Community Bank, 1st Community Credit                      operator and property developer,
Corporation, Community Appraisals, Inc., Community Insurance                       New Hope, Alabama
Corp. and Southern Select Insurance, Inc.

Kennon R. Patterson, Sr. is the father of Kennon R. Patterson, Jr., a Class I director, whose term expires at the Annual Meeting upon the election of a successor.

On January 20, 2003, Kennon R. Patterson, Sr. filed a petition for protection under Chapter 11 of the United States Bankruptcy Code.

Mr. Mann was previously a director of the Company during 1997 and 1998 and again from June 2001 through February 2002.

         Directors of the Company hold office for three-year terms unless they sooner resign, become disqualified or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held 15 meetings during 2002. To assist it in its work, the Board of Directors has the following standing committees: Executive Committee, Nominating Committee, Executive Compensation Committee, ESOP and Pension Plan Administrative Committee, and Audit Committee.

         The membership of the Executive Committee currently consists of Patrick
M. Frawley (Chairman), Merritt Robbins (Vice Chairman), Roy B. Jackson, Loy McGruder, and Jimmie Trotter. This committee has the authority, to the extent permitted by law and the Company's governing documents, to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company. This committee did not meet during 2002.

         The Nominating Committee is currently composed of Glynn Debter (Chairman), John J. Lewis, Jr. (Vice Chairman) and Loy McGruder. The purpose of this committee is to recommend to the Board of Directors nominations for directors of the Company. This committee met one time in 2002.

The Executive Compensation Committee reviews the compensation of all officers of the Company and its subsidiaries. Membership of this committee currently consists of Merritt M. Robbins (Chairman), Jimmie Trotter (Vice Chairman), Glynn Debter, Roy B. Jackson, John J. Lewis, Jr. and Kennon R. Patterson, Jr. The Executive Compensation Committee met one time during 2002.

         The ESOP and Pension Plan Administrative Committee administers the Company's pension plan and employee stock ownership plan ("ESOP"). This committee is currently composed of Patrick M. Frawley (Chairman), John J. Lewis, Jr. (Vice Chairman), Jimmie Trotter and Merritt Robbins. This committee held two meetings in 2002.

         The Audit Committee reviews the financial and internal operations of the Company. Members of the Audit Committee are Roy B. Jackson (Chairman), Glynn Debter, John J. Lewis, Jr. and Jimmie Trotter. This committee met three times during 2002.

AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company consists of four directors, each of whom is "independent" as defined by the listing standards of the Nasdaq Stock Market, Inc. and the applicable rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors of the Company has not adopted a written charter for the Audit Committee. In fulfilling its responsibilities, the Audit Committee:

            -   Met three times during 2002.

            - Reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002 and determined that the Company's internal controls were adequate for preparation of the financial statements.

            - Discussed with the Company's independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees.

            - Received the written disclosures and the letter from the Company's independent auditors regarding the auditors' independence as required by Independence Standards Board Standard No. 1, and discussed with the Company's independent auditors their independence.

            - Reviewed with management and the Company's independent auditors the quarterly financial statements of the Company prior to the filing of the Company's quarterly reports on Form 10-Q in 2002.

         One of the Audit Committee's responsibilities is to recommend to the Company's Board of Directors an independent auditor. The Audit Committee has recommended Carr, Riggs & Ingram, L.L.C. as the Company's independent auditor for 2003 (See "Relationship With Independent Public Accountants").

         Based on the Audit Committee's review of the Company's audited financial statements for the year ended December 31, 2002 and its discussions with management and the Company's independent auditors as described above and in reliance thereon, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Roy B. Jackson (Chairman)   Glynn Debter    John J. Lewis, Jr.    Jimmie Trotter

DIRECTOR ATTENDANCE

         During 2002, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required for 2002.

The Company is not aware of any instance during 2002 in which directors or executive officers of the Company failed to make timely filings required by
Section 16(a) of the Exchange Act. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Community Bank has from time to time made loans to certain of its directors and executive officers, and members of their immediate families. Except as noted below, all such loans are made in the ordinary course of business on substantially the same credit terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons, and do not represent more than a normal risk of collection or present other unfavorable features. Community Bank maintains a program whereby each of its full-time employees is eligible for a 1% discount in the rate of interest charged on a loan from Community Bank. Federal banking regulations permit executive officers of Community Bank to participate in this program. In addition, Community Bank maintains a program for executive officers and other of its employees who are required by Community Bank to relocate within its market area in connection with their employment with Community Bank. Under this program, each of these employees is eligible for a 5% annual interest rate on first mortgage real estate loans from Community Bank. The largest aggregate amount of loans to directors and executive officers of the Company and members of their immediate families outstanding at any time during 2002 under these two programs was approximately $2.1 million. As of April 10, 2003, the total outstanding balance of loans by Community Bank to directors and executive officers of the Company and members of their immediate families under these two programs was approximately $1.1 million.

As of June 9, 2003, Community Bank has outstanding to Kennon R. Patterson, Sr., a director of the Company, a real-estate loan in the amount of $5,372,050. During 2002, the highest balance outstanding for this loan was $5,150,000, and its balance at year end was $5,150,000. The loan bears interest at 4.25%. On January 20, 2003 Mr. Patterson filed a petition for protection under Chapter 11 of the United States Bankruptcy Code, and this loan is currently on nonaccrual status.

As of June 9, 2003, Community Bank has outstanding to Hodge Patterson, former Executive Vice President of Community Bank, a real-estate loan of $536,376. During 2002, the highest balance outstanding for this loan was $552,732, and its balance at year end was $540,401. The loan bears interest at 5.00%.

As of June 9, 2003, Community Bank has outstanding to Denny G. Kelly, former director of the Company and Community Bank, a real estate loan in the amount of $299,008. During 2002, the highest balance outstanding for this loan was $305,402 and its balance at year end was $305,402. The loan bears interest at 5.5%. During 2002 Community Bank had two additional loans outstanding to Mr. Kelly. The highest outstanding combined balance of these two loans during 2002 was $677,500 and their combined year end balance was $677,500. As of June 9, 2003 Community Bank has charged off approximately $270,000 in connection with these two loans and is pursuing collection efforts.

         The Company has engaged the accounting firm of Schauer, Taylor, Cox, Vise, Morgan & Fowler, P.C. to perform certain accounting services. Doug Schauer, a member of the firm, is Kennon R. Patterson, Sr.'s son-in-law. Services performed by Schauer, Taylor, Cox, Vise, Morgan & Fowler, P.C. for the Company in 2002 have been limited to preparation of the Company's quarterly tax accruals, preparation and filing the Company's federal and state tax returns, consultation regarding interpretation and application of accounting standards and EDGAR services in connection with the company's filings with the Securities and Exchange Commission. The Company and its subsidiaries paid Schauer, Taylor, Cox, Vise, Morgan & Fowler, P.C. $102,684 for services rendered during 2002.

         In June 2000, Community Bank loaned $1,696,576 to Debter Properties, LLC, an Alabama limited liability company of which Glynn Debter, a director of the Company, is a member, to fund the purchase from Community Bank of the real property in which Community Bank's Boaz, Alabama office was located. Concurrently with this loan and the purchase of the real property, Community Bank entered into a lease agreement, as the tenant, with Debter Properties, LLC to lease back this real property from Debter Properties, LLC. On May 31, 2002 Community Bank sold its Boaz, Alabama office to Peoples Bank of North Alabama which assumed the loan to Debter Properties, LLC and Community Bank's obligations under the lease.

         At December 31, 2002, the total outstanding balance of indebtedness incurred by the ESOP to purchase shares of Common Stock was approximately $2,083,342. This indebtedness, which is owed to a third party and is secured by a pledge of 148,972 shares of Common Stock that have not been allocated by the ESOP, is guaranteed by the Company.

LEGAL PROCEEDINGS

         BACKGROUND

         At a meeting of Community Bank's Board of Directors on June 20, 2000, a director brought to the attention of the Board the total amount of money Community Bank had paid subcontractors in connection with the construction of a new Community Bank office in Guntersville, Alabama. Management of the Company commenced an investigation of the expenditures. At the request of management, the architects and subcontractors involved in the construction project made presentations to the Boards of Directors of the Company and Community Bank on July 15 and July 18, 2000, respectively. At the July 18, 2000 meeting of the Board of Directors of Community Bank, another director alleged that Community Bank had been overcharged by subcontractors on that construction project and another current construction project. On July 18, 2000, the Boards of Directors of the Company and Community Bank appointed a joint committee comprised of independent directors of the Company and of Community Bank to investigate the alleged overcharges. The joint committee retained legal counsel and an independent accounting firm to assist the committee in its investigation and has made its report to the Board of Directors. The directors of Community Bank who alleged the construction overcharges have made similar charges to bank regulatory agencies and law enforcement authorities. Management believes that these agencies and authorities are conducting investigations regarding this matter.

         BENSON DERIVATIVE LITIGATION

         On July 21, 2000, three shareholders of the Company, M. Lewis Benson, Doris E. Benson and John M. Packard, Jr., filed a lawsuit in the state Circuit Court of Marshall County, Alabama against the Company, Community Bank, certain directors and officers of the Company and Community Bank, an employee of Community Bank and two construction subcontractors. The plaintiffs purported to file the lawsuit as a shareholder derivative action, which relates to the alleged construction overcharges being investigated by the joint committee of the Boards of Directors of the Company and Community Bank. The complaint alleges that the directors, officers and employee named as defendants in the complaint breached their fiduciary duties, failed to properly supervise officers and agents of the Company and Community Bank, and permitted waste of corporate assets by allegedly permitting the subcontractor defendants to overcharge Community Bank in connection with the construction of two new Community Bank offices, and to perform the construction work without written contracts, budgets, performance guarantees and assurances of indemnification. In addition, the complaint alleges that Kennon R. Patterson, Sr., the Chairman, President and Chief Executive Officer of the Company, breached his fiduciary duties by allegedly permitting the two named subcontractors to overcharge for work performed on the two construction projects in exchange for allegedly discounted charges for work these subcontractors performed in connection with the construction of Mr. Patterson's residence. The complaint further alleges that the director defendants knew or should have known of this alleged arrangement between Mr. Patterson and the subcontractors. The complaint also alleges that Mr. Patterson, the Community Bank employee and the two subcontractor defendants made false representations and suppressed information about the alleged overcharges and arrangement between Mr. Patterson and the subcontractors.

         On August 15, 2000, the plaintiffs filed an amended complaint adding Andy C. Mann, a shareholder of the Company, as a plaintiff and adding a former director of the Company and Community Bank as a defendant. The amended complaint generally reiterates the allegations of the original complaint. In addition, the amended complaint alleges that Community Bank was overcharged on all construction projects from January 1997 to the present. The amended complaint also alleges that the defendants breached their fiduciary duties and are guilty of gross financial mismanagement, including allegations concerning the making or approval of certain loans and taking allegedly improper actions to conceal the fact that certain loans were uncollectible. On September 18, 2000 the plaintiffs filed a second amended complaint. The second amended complaint generally reiterates the allegations of the original and first amended complaints. In addition, the second amended complaint alleges that the plaintiffs were improperly denied their rights to inspect and copy certain records of the Company and Community Bank. The second amended complaint also alleges that the directors of the Company abdicated their roles as directors either by express agreement or as a result of wantonness and gross negligence. The second amended complaint asserts that the counts involving inspection of corporate records and director abdication are individual, nonderivative claims. The second amended complaint seeks, on behalf of the Company, an unspecified amount of compensatory damages in excess of $1 million, punitive damages, disgorgement of allegedly improperly paid profits and appropriate equitable relief. Upon motion of the defendants, the case was transferred to the state Circuit Court in Blount County, Alabama by order dated September 21, 2000, as amended on October 12, 2000.

         On August 24, 2000, the Board of Directors of the Company designated the directors of the Company who serve on the joint investigative committee as a special litigation committee to investigate and evaluate the allegations and issues raised in this lawsuit and to arrive at such decisions and take such action as the special litigation committee deems appropriate. On June 8, 2001, the special litigation committee filed its report under seal with the court. On June 18, 2001, the court entered an order affirming the confidentiality of the special committee's report. On June 28, 2001, the Company, Community Bank and various other defendants filed a motion with the court to adopt the report of the special committee, for partial summary judgment and to realign the Company and Community Bank as plaintiffs in the lawsuit.

         Following a hearing on August 29, 2001, the court denied these motions on November 8, 2001. The court also ruled that the plaintiffs were entitled to conduct discovery except as it related to one of the subcontractor defendants and granted the plaintiffs' motion to unseal the report of the special litigation committee. On November 14, 2001, the directors of the Company filed a motion for the court to alter, amend or vacate its November 8, 2001 rulings. On February 7, 2002, the Company and Community Bank filed a motion to disqualify Maynard, Cooper & Gale, P.C., the law firm representing the plaintiffs, due to conflicts of interest. The court held a hearing on these motions on February 22, 2002 and the parties are awaiting a ruling. A tentative settlement of the lawsuit was announced in November, 2002, but was not finalized. On or about April 21, 2003 the plaintiffs filed a motion to enforce the tentative settlement. One of the subcontractors named as a defendant in this action, Morgan City Construction, Inc., and its principals, Mr. and Mrs. Dewey Hamaker, have been tried and convicted in the United States District Court for the Northern District of Alabama.

         Because of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         PACKARD DERIVATIVE LITIGATION

         On April 4, 2003, a group composed of the same plaintiffs as in the Benson case filed another derivative action against Sheffield Electrical Contractors, Inc., Steve Sheffield, Jay Bolden, Dudley, Hopton-Jones, Sims & Freeman, PLLP, Glynn Debter, Kennon R. Patterson, Jr., Robert O. Summerford, Jimmie Trotter, John Lewis, Jr., Merritt Robbins, Stacey Mann, B.K. Walker, Jr., Denny Kelly, Roy B. Jackson, Loy McGruder and Hodge Patterson. The complaint in this new derivative suit, besides adding defendants known during but not named in the Benson lawsuit, is based upon the same allegations as in the Benson case, but bases its claims against the director-defendants not "for what they did (and did not do) before learning of the over billing allegations against Patterson [Kennon R. Patterson, Sr., the Company's former Chairman and CEO] in July 2000" but instead "only for what they have done (or failed to do) after the filing of the Benson lawsuit - that is, after they learned of the allegations against Patterson in July 2000." On May 8, 2003 the Company, Community Bank and most of the individual defendants filed a motion to transfer the suit from the Circuit Court of Jefferson County, Alabama, to the Circuit Court of Blount County, Alabama, or, in the alternative, to dismiss the suit.

         Because of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         CORR FAMILY LITIGATION

         On September 14, 2000, another action was filed in the state Circuit Court of Blount County, Alabama, against the Company, Community Bank and certain directors and officers of the Company and Community Bank by Bryan A. Corr and six other related shareholders of the Company alleging that the directors actively participated in or ratified the misappropriation of corporate income. The action was not styled as a shareholder derivative action. On January 3, 2001, the defendants filed a motion for summary judgment on the basis that these claims are derivative in nature and cannot be brought on behalf of individual shareholders. On May 15, 2003, the court granted defendants' motion and dismissed the suit. The time for plaintiffs to appeal the dismissal has not yet expired.

         CONSPIRACY LITIGATION

         On November 6, 2001 the Company and Community Bank filed a lawsuit in the United States District Court for the Northern District of Alabama against Bryan A. Corr, Doris J. Corr, individually and as executrix of the Estate of R.C. Corr, Jr., Tina M. Corr, Corr, Inc., George M. Barnett, Michael A. Bean, Michael W. Alred, R. Wayne Washam, M. Lewis Benson, Doris E. Benson, John M. Packard and Andy Mann seeking damages in excess of $50 million. The complaint also alleges that, by knowingly making false statements and unsupported allegations to regulatory and law enforcement authorities and in certain lawsuits discussed above, the defendants abused the civil legal process to further their plan to discredit and dislodge the directors and management of the Company and Community Bank and gain control of those companies. The complaint further alleges that certain of the defendants who are former directors and/or executive officers of Community Bank breached their fiduciary duties to Community Bank by participating in, and taking action in the furtherance of, the conspiracy. Finally, the complaint alleges that the defendants failed to make filings which are required by the Federal securities laws to disclose that the group is acting in concert to acquire control of the Company. The complaint seeks compensatory and punitive damages as well as an order barring the defendants from voting their shares of Company stock, purchasing additional Company stock, soliciting proxies and submitting shareholder proposals for at least three years.

         On December 5, 2001, the Company, Community Bank and R. Wayne Washam entered into a stipulation pursuant to which Mr. Washam would be dismissed as a defendant. The court granted the stipulation on December 6, 2001. During the time between December 3 and December 7, 2001 the other defendants filed various motions to dismiss, abate or stay the lawsuit. On January 4, 2002, the Company and Community Bank filed a motion to disqualify Maynard, Cooper & Gale, P.C. from representing M. Lewis Benson, Doris E. Benson, John M. Packard and Andy Mann due to a conflict of interest. On January 22, 2002 Maynard, Cooper & Gale, P.C. filed a motion to withdraw from the suit, which motion was granted by the court on January 24, 2002. On January 29, 2002 the Company and Community Bank filed an amended complaint to reflect the dismissal of Wayne Washam as a defendant and to add a claim for defamation against two of the defendants. As part of a settlement of a lawsuit by Michael Alred and Michael Bean against Community Bank, Messrs. Alred and Bean were dismissed from this lawsuit during 2002.

         Because of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         LENDING ACTS LITIGATION

         On October 11, 2002, William Alston, Murphy Howard, and Jason Tittle filed an action against Community Bank, the Company, Holsombeck Motors, Inc., Lee Brown d/b/a Alabama Bond & Investigation a/k/a ABI Recovery, Chris Holmes d/b/a Alabama Bond & Investigation a/k/a ABI Recovery, Regina Holsombeck, Kennon "Ken" Patterson, Sr., Hodge Patterson, James Timothy "Tim" Hodge, Ernie Stephens, and the State of Alabama Department of Revenue. The plaintiffs in this class action allege that Community Bank and others conspired or used extortionate methods to effect a lending scheme of "churning phantom loans", and that profits from the scheme were used to secure an interest in and/or to invest in an enterprise that affects interstate commerce. The allegations state that Community Bank used various methods to get uneducated customers with fair to poor credit to sign numerous "phantom loans" when the customers only intended to sign for one loan. Claims include racketeering activity within the meaning of the Racketeer Influenced and Corrupt Organizations Act of 1970, conspiracy, spoliation, conversion, negligence, wantonness, outrage, and civil conspiracy.

         The Company and Community Bank intend to defend the action vigorously and currently are conducting discovery to ascertain what substance, if any, there is to the claims. Although management currently believes that this action will not have a material adverse effect on the Company's financial condition or results of operations, regardless of the outcome, the action could be costly, time consuming, and a diversion of management's attention.

         PATTERSON LITIGATION

         On April 9, 2003 Kennon R. Patterson, Sr., former Chairman, President and Chief Executive Officer of the Company, filed an adversary proceeding in the United States Bankruptcy Court for the Northern District of Alabama in connection with his petition for protection under Chapter 11 of the United States Bankruptcy Code. Defendants of the adversary proceeding are the Company, Community Bank, five directors of the Company and Community Bank and the law firm of Powell, Goldstein, Frazer and Murphy, LLP which represents Community Bank's Audit Committee. The complaint alleges that the Company breached its employment agreement with Mr. Patterson by terminating his employment on January 27, 2003 and failed to pay him for compensation and benefits which had allegedly accrued prior to his termination. The complaint also alleges that Community Bank, members of Community Bank's Audit Committee, the Audit Committee's independent counsel and the Company's current Chairman, President and Chief Executive Officer conspired to interfere with Mr. Patterson's contract and business relationship with the Company. The suit seeks damages in excess of $150 million for, among other things, lost compensation and benefits, mental anguish, and damage to Mr. Patterson's reputation. The Company believes that this lawsuit is without merit and intends to defend the action vigorously. On May 9, 2003 the defendants filed a motion to dismiss the suit. Although management currently believes that this action will not have a material adverse effect on the Company's financial condition or results of operations, regardless of the outcome, the action could be costly, time consuming and a diversion of management's attention.

         EMPLOYEE LITIGATION

         On May 5, 2003 two former executive officers of the Company and Community Bank filed separate suits in the Circuit Court of Blount County, Alabama, against the Company, Community Bank, Kennon R. Patterson, Sr., former Chairman and Chief Executive Officer of the Company and Community Bank, and a number of fictitious defendants. Bishop K. Walker, Jr., former Senior Executive Vice President and General Counsel of the Company, and Denny G. Kelly, former President of Community Bank, allege that they were induced to retire based on misrepresentations made by Kennon R. Patterson, Sr. who was allegedly acting within the scope of his duties as an agent of the Company and Community Bank. Plaintiffs claim that these actions constituted fraud, promissory fraud, fraudulent suppression, fraud in the inducement, deceit, fraudulent deceit, negligence, recklessness, wantonness and breach of contract. The complaints ask for an unspecified amount of compensatory and punitive damages. Although management currently believes that this action will not have a material adverse effect on the Company's financial condition or results of operations, regardless of the outcome, the action could be costly, time consuming and a diversion of management's attention.

         INDEMNIFICATION AND ROUTINE PROCEEDINGS

         The Company's Certificate of Incorporation provides that, in certain circumstances, the Company will indemnify and advance expenses to its directors and officers for judgments, settlements and legal expenses incurred as a result of their service as directors and officers of the Company. Community Bank's Bylaws contain a similar provision for indemnification of directors and officers of Community Bank.

         The Company and its subsidiaries are from time to time parties to other legal proceedings arising from the ordinary course of business. Management believes, after consultation with legal counsel, that no such proceedings, if resulting in an outcome unfavorable to the Company, will, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

                             EXECUTIVE COMPENSATION

         For additional information about compensation of the Company's executive officers, please see the section below captioned "Executive Compensation Committee Report on Executive Compensation."

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides summary information concerning compensation paid by the Company and its subsidiaries during 2002 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 2002 (collectively, the "named executive officers") for the fiscal years ended December 31, 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                               ANNUAL COMPENSATION               AWARDS
                                                     --------------------------------------   -----------        ALL
                                                                                  OTHER        SECURITIES       OTHER
                                                                                  ANNUAL       UNDERLYING    COMPENSATION
               NAME                                      SALARY      BONUS     COMPENSATION   OPTIONS/SAR    ------------
     AND PRINCIPAL POSITION (1)           YEAR             ($)        ($)          ($)           (#)            ($)(2)
     --------------------------           ----         ----------    ------    ------------   -----------    ------------
Kennon R. Patterson, Sr.                  2002       $  917,000        --           --           80,000       $   21,363
Chairman, President                       2001          917,000        --           --           80,000            6,984
and Chief Executive Officer ..........    2000        1,017,000        --           --               --            8,003

Loy McGruder                              2002       $  273,782        --           --           25,000       $   13,163
President -                               2001          220,500        --           --           10,000            8,784
Community Bank .......................    2000          245,000        --           --               --            9,803

Hodge Patterson, III (3)                  2002       $  257,438        --           --           12,500       $   13,163
Executive Vice President -                2001          234,000        --                        10,000            8,784
Community Bank .......................    2000          260,000        --       29,679 (4)           --            9,803

Stacey W. Mann                            2002       $  200,000        --       18,964 (4)       12,500       $   13,163
Executive Vice President                  2001          185,852        --           --           10,000            8,784
Community Bank .......................    2000          185,000        --           --               --            9,803

Patrick M. Frawley                        2002       $  175,782 (5)    --           --               --               --

Senior Vice President                     2001              --         --           --               --               --
Community Bank .......................    2000              --         --           --               --               --

Bishop K. Walker, Jr.                     2002       $   29,658        --        9,032 (6)           --       $  300,000
Vice Chairman and                         2001          428,400        --           --           10,000           10,761
General Counsel ......................    2000          476,000        --           --               --           11,780

Denny G. Kelly                            2002       $   23,365        --           --           15,000       $  284,800
President -                               2001          337,500        --           --           10,000            8,784
Community Bank .......................    2000          375,000        --           --               --            9,803

(1) The position shown is the position held during 2002. Mr. Walker and Mr. Kelly retired from the Company and Community Bank as of January, 2002. In January 2003 the Board of Directors terminated Kennon R. Patterson, Sr.'s employment with the Company and Community Bank , and elected Patrick M. Frawley as Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Community Bank. In February 2003, Loy McGruder took a medical leave of absence and retired in June, 2003. Stacey W. Mann was elected President of Community Bank during Mr. McGruder's leave of absence. In April 2003, Hodge Patterson, III left Community Bank to pursue other business interests.

(2) Includes life insurance premiums paid by the Company and contributions by the Company and to the ESOP during 2002, 2001 and 2000, respectively, as follows: Kennon R. Patterson, Sr., $21,363, $6,984 and $8,003; Bishop K. Walker, Jr., $0, $10,761 and $11,780; Denny G. Kelly, $0, $8,784 and
     $9,803; Loy McGruder, $13,163, $8,784 and $9,803 ; Hodge Patterson, III, $13,163, $8,784 and $9,803; Stacey W. Mann, $13,163, $8,784 and $9,803; and
     Patrick M. Frawley, $0, $0 and $0. ESOP contributions for 2002 are estimated because the allocations for the 2002 plan year have not been completed by the plan recordkeeper. This column also includes, in the case of Mr. Walker, a $300,000 severance payment made in connection with his retirement, and, in the case of Mr. Kelly, a $247,500 severance payment made in connection with his retirement and $37,300 in fees for his service during 2002 as a director of the Company and its subsidiaries following his retirement.

(3) Hodge Patterson is the brother of Kennon R. Patterson, Sr. and the uncle of Kennon R. Patterson, Jr.

(4) Includes for 2000 for Hodge Patterson and Stacey W. Mann, respectively, $2,550 and $2,240 with respect to social club dues, $12,146 and $7,292 with respect to usage of a Company-owned automobile, and $14,983 and $9,432 with respect to discounted interest rates through participation in the Company's employee loan programs.

(5) Mr. Frawley's employment by Community Bank was subject to regulatory approval which was obtained on May 30, 2002. Mr. Frawley was an independent contractor from March 1, 2002 until June 10, 2002. The amount shown in the table includes $56,875 paid to Mr. Frawley as an independent contractor and $118,907 paid to him as a Community Bank employee.

(6) Includes for 2002 for Bishop K. Walker, Jr. $8,959 with respect to usage of a Company-owned automobile, and $73 with respect to discounted interest rates through participation, prior to his retirement, in the Company's employee loan programs.

STOCK OPTIONS

         The following table provides information concerning grants of stock options by the Company to the named executive officers during 2002:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Potential realizable value at assumed
                                               Individual                                            annual rates of stock
                                                 Grants                                      price appreciation for option term
                                                 ------                                     -------------------------------------

                             Number of      Percent of total
                             securities         options
                             underlying        granted to       Exercise or
                           options granted    employees in      base price     Expiration
         Name                  (#)             fiscal year        ($/sh)          Date           5% ($)              10% ($)
         ----              --------------   ----------------    -----------    ----------      ---------            ---------
Kennon R. Patterson. Sr.       80,000            23.53%           $  7.00       7/18/2007      $ 156,000            $ 342,400

Bishop K. Walker, Jr.               0                0%           $  7.00       7/18/2007              0                    0

Denny G. Kelly                 15,000             4.41%           $  7.00       7/18/2007         29,250               64,200

Hodge Patterson, III           12,500             3.68%           $  7.00       7/18/2007         24,375               53,500

Loy McGruder                   25,000             7.35%           $  7.00       7/18/2007         48,750              107,000

Stacey W. Mann                 12,500             3.68%           $  7.00       7/18/2007         24,375               53,500

Patrick M. Frawley                  0                0%           $  7.00       7/18/2007              0                    0

OPTION EXERCISES AND HOLDINGS

                  The following table provides information concerning the exercise of stock options during 2002 by the named executive officers and the unexercised stock options held by them at December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                           Number of Securities Underlying
                                                             Unexercised Options/SARs at     Value of Unexercised In-the-money
                                                                     FY-End (#)               Options/SARs at FY-End ($) (1)
                                                           -------------------------------   ---------------------------------
                               Shares
                            Acquired on       Value
        Name                Exercise (#)   Realized ($)    Exercisable    Unexercisable        Exercisable     Unexercisable
        ----                ------------   ------------    -----------    -------------        -----------     -------------
Kennon R. Patterson, Sr.         0              $0           160,000            --                 --               --

Bishop K. Walker, Jr.            0               0                 0            --                 --               --

Denny Kelly                      0               0            35,000            --                 --               --

Hodge Patterson                  0               0            15,000            --                 --               --

Loy McGruder                     0               0            41,667            --                 --               --

Stacey W. Mann                   0               0            27,500            --                 --               --

Patrick M. Frawley               0               0                 0            --                 --               --

--------------------

(1) Represents market value of underlying shares of Common Stock of $7.00 per share at December 31, 2002, as determined by the Board of Directors, net of the exercise price of the options.

RETIREMENT PLAN

         The following table shows the estimated annual benefits payable at normal retirement age (age 65) under a qualified defined benefit retirement plan (Community Bancshares, Inc. Revised Pension Plan) as well as under a non-qualified supplemental retirement plan (Community Bancshares Inc. Benefit Restoration Plan). This supplemental plan provides benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits. All of the named executive officers except Mr. Frawley are participants in this supplemental plan.

                               PENSION PLAN TABLE

                            Years of Credited Service
                            -------------------------

Average Annual
Compensation          10         20          30           40
--------------    ---------   ---------   ---------   ---------
$    25,000       $   3,750   $   7,500   $  11,250   $  15,000
     50,000           7,500      15,000      22,500      30,000
     75,000          11,250      22,500      33,750      45,000
    100,000          15,000      30,000      45,000      60,000
    250,000          37,500      75,000     112,500     150,000
    500,000          75,000     150,000     225,000     300,000
    750,000         112,500     225,000     337,500     450,000
  1,000,000         150,000     300,000     450,000     600,000
  1,250,000         187,500     375,000     562,500     750,000

         The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits shown above are computed as a straight-life annuity beginning at age 65.

         The amount of compensation covered by the combination of plans covering the named executive officers is total compensation, including bonuses, overtime or other forms of extraordinary compensation. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and his average monthly earnings for the five highest compensated, consecutive calendar years of the retiree's final ten consecutive calendar years of employment with the Company and its subsidiaries. The full years of credited service under the plans for the named executive officers as of December 31, 2002 are as follows: Kennon R. Patterson, Sr.: 19 years; Bishop K. Walker, Jr.: 15 years; Denny G. Kelly: 16 years; Hodge Patterson, III: 15 years; Loy McGruder:
15 years, Stacey W. Mann: 19 years and Patrick M. Frawley: 1 year.

COMPENSATION OF DIRECTORS

         During 2002 non-employee directors of the Company were paid a fee of $1,500 for each month during which the director served. Non-employee members of the Company's Executive Committee, Nominating Committee, Executive Compensation Committee and Audit Committee received a fee of $500 per meeting. Non-employee directors of the Company who were also directors of Community Bank or its subsidiaries received the following monthly fees: Community Bank - $500; 1st Community Credit Corporation - $250; and Community Insurance Corp. - $250. Non-employee directors of Community Appraisals, Inc. received a quarterly fee of $250. Non-employee members of Community Bank's committees received the following fees: Audit Committee and Asset Quality Committee - $500 per quarter; Compensation Committee and Personnel Grievance Committee - $500 per meeting; Electronic Data Processing Committee - $100 per quarter; and Executive Committee, Directors Credit Committee and Construction Oversight Committee - $100 per meeting.

                  Effective April 1, 2003, non-employee directors of the Company are paid a fee of $500 for each quarterly meeting. Non-employee members of the Company's Executive Committee, Nominating Committee, Executive Compensation Committee and Audit Committee receive a fee of $250 per meeting. Non-employee directors of the Company who are also directors of Community Bank receive a monthly fee of $1,500 plus $500 per meeting for each meeting thereafter per month. Non-employee directors of 1st Community Credit Corporation, Community Appraisal, Inc. and Community Insurance Corp. receive a quarterly fee of $250. Non-employee members of Community Bank's committees receive $250 per meeting.

         EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         EMPLOYMENT AGREEMENTS

         Effective April 1, 1996, the Company entered into an Employment Agreement with Kennon R. Patterson, Sr., which was amended on October 14, 1999. The Employment Agreement, as amended, provided that Mr. Patterson would serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and receive an annual cash compensation of at least $898,600, the amount of Mr. Patterson's total cash compensation for 1999, with increases in his compensation as determined by the Board of Directors based on the recommendation of the Company's Executive Compensation Committee. Mr. Patterson's Employment Agreement also provided that he would receive four weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of reasonable business and professional expenses, memberships in civic and social clubs, and an annual allowance of $10,000 for the purchase of life insurance. In the event that Mr. Patterson was disabled to the extent that he was incapable of performing his duties, he would have been entitled to a continuation of his compensation during the period of disability, but not to exceed one year. Mr. Patterson's employment with the Company and Community Bank was terminated on January 27, 2003. Pursuant to the Employment Agreement, Mr. Patterson may not engage in the business of banking within a 25 mile radius of any office of the Company or its subsidiaries for a period of two years following the termination of his employment.

         CHANGE IN CONTROL AGREEMENTS

         The Company entered into Change in Control Agreements with each of the named executive officers except Mr. Frawley on December 4, 1999. These agreements have terms of three years and are automatically renewed unless terminated at the end of their terms by the Company's Executive Compensation Committee. In the event of a change in control (as defined in the agreements) of the Company, the named executive officer is entitled to receive certain severance benefits if his employment is terminated by the Company within 30 months following the change in control, unless the termination is for cause or by reason of the officer's death, disability or retirement on or after age 65. The officer is also entitled to these severance benefits if the officer terminates employment with the Company within 30 months following a change in control because, among other reasons, the officer's authority, duties, compensation or benefits have been reduced or the officer is forced to relocate more than 50 miles from his place of employment immediately prior to the change in control. If, during the term of the agreement, a transaction is proposed which, if consummated, would constitute a change in control and, the officer's employment is thereafter terminated by the Company other than for cause or by reason of the officer's death, disability or retirement on or after age 65, and the proposed transaction is consummated within one year following the officer's termination of employment, the change in control will be deemed to have occurred during the term of the agreement and the officer will be entitled to severance benefits. The officer is also entitled to receive severance benefits if the officer terminates employment for any reason during a 30-day period beginning 12 months after the occurrence of a change in control.

         The severance benefits payable under the Change in Control Agreements are as follows: (i) a lump sum payment equal to the present value of the officer's monthly salary which would have been payable for 30 months following the officer's termination of employment but for such termination; (ii) a lump sum payment equal to the present value of a monthly payment payable for 30 months, which monthly payment is calculated by taking one-twelfth of the average of the bonuses earned by the officer for the two calendar years immediately preceding the year in which the officer's termination of employment occurs;
(iii) continuation of the officer's health and life insurance benefits for 30 months following the officer's termination of employment at the same level and on the same terms as provided to the officer immediately prior to his termination of employment; (iv) full vesting and continued participation for a period of 30 months following the officer's termination of employment in certain retirement plans or, if such full vesting and continued participation is not allowed, payment by the Company of a lump sum supplemental benefit in lieu of full vesting and continued participation in such plans; and (v) individual career counseling and outplacement services for a reasonable period of time following the officer's termination of employment, up to a maximum cost to the Company of $5,000 per officer.

         The Change in Control Agreements with Bishop K. Walker, Jr. and Denny
G. Kelly were terminated on January 9, 2002. The Change in Control Agreements with Kennon R. Patterson, Sr., Hodge Patterson and Loy McGruder were terminated on January 27, 2003, April 18, 2003 and June 6, 2003, respectively.

         RETIREMENT/CONSULTING AND STOCK PURCHASE AGREEMENTS

         On January 9, 2002 the Company entered into agreements with Bishop K. Walker, Jr. and Denny G. Kelly in connection with the retirement of Mr. Walker and Mr. Kelly as executive officers of the Company and Community Bank. Pursuant to these agreements Mr. Walker and Mr. Kelly are to receive payments from Community Bank of $600,000 and $495,000, respectively, payable in two equal installments in January, 2002 and January, 2003. In addition, Community Bank agreed to transfer a bank-owned vehicle to each of Mr. Walker and Mr. Kelly. Mr. Walker and Mr. Kelly each waived all claims against the Company, Community Bank and their respective directors, officers and employees, and agreed to provide consulting services during 2002 and 2003 as requested by management and the Board of Directors on matters to include, but not be limited to, title insurance and stock transfer, in the case of Mr. Walker, and shareholder relations, customer relations and new customer development, in the case of Mr. Kelly. The Company agreed to purchase approximately 270,000 shares of Common Stock from Mr. Walker and approximately 77,000 shares of Common Stock from Mr. Kelly at a price of $12.00 per share subject to any required regulatory approvals. Mr. Walker's stock is to be purchased no later than January, 2004 and Mr. Kelly's stock is to be purchased no later than January, 2005. The Change in Control Agreements between the Company and each of Mr. Walker and Mr. Kelly were terminated. In the event of a change in control of the Company prior to the consummation of the stock purchase by the Company, Mr. Walker and Mr. Kelly each have the option to decline to sell their stock to the Company and to receive the same consideration being paid to other stockholders of the Company in connection with the change in control.

         Due to regulatory concerns, the Company did not make the payments due under these contracts in January, 2003. The Company is awaiting regulatory approval of the payments made in January, 2002. In April 2003 at Mr. Walker's request the Company terminated its obligations to purchase Mr. Walker's stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following directors currently serve as members of the Executive Compensation Committee of the Company's Board of Directors and also served on such committee during 2002:

Merritt M. Robbins (Chairman)        Roy B. Jackson          Kennon R. Patterson, Jr.
Jimmie Trotter (Vice Chairman)       John J. Lewis, Jr.
Glynn Debter

         Kennon R. Patterson, Jr. is a former executive officer of Community Bank and the son of Kennon R. Patterson, Sr., the Company's former Chief Executive Officer.

         In June 2000, Community Bank sold to, and leased back from, Debter Properties, LLC, an Alabama limited liability company of which Glynn Debter is a member, real property. The lease was assigned to Peoples Bank of North Alabama in May 2002.

                     EXECUTIVE COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

OVERVIEW

         The Company's Executive Compensation Committee (the "Compensation Committee") is responsible for establishing and administering the Company's executive compensation program. The Compensation Committee also makes recommendations regarding executive compensation to the Board of Directors, which has final approval of the compensation of each executive officer, including the named executive officers identified in the Summary Compensation Table above. The named executive officers do not participate in the Board of Directors' review and determination of their compensation or in the Compensation Committee's review and recommendation of their compensation.

         The Company's executive compensation program is designed to attract, reward, retain and motivate executive officers who will provide strong leadership necessary for the Company to achieve superior financial performance and stockholder return, and who will be an integral part of the communities that the Company serves. During 2002, the Company's executive compensation program consisted only of base compensation and long-term incentives. Executive officers also receive various perquisites comparable to those made available to executive officers of other financial institutions, as well as retirement and other employee benefits that are generally available to employees of the Company and its subsidiaries.

EXECUTIVE COMPENSATION PROGRAM

         BASE COMPENSATION

         Base compensation provides the foundation for the Company's executive compensation. Its purpose is to compensate the executive for performing the basic duties that he or she is expected to perform. Salaries are typically reviewed and adjusted each year. During 2002 the base compensation paid to Kennon R. Patterson, Sr. was subject to the terms of his employment agreement with the Company. Mr. Patterson's employment agreement provided for a minimum base salary, is subject to annual review in the discretion of the Board of Directors based upon the recommendation of the Compensation Committee

         In determining the base compensation for a particular executive officer, the Compensation Committee performs a subjective evaluation with three primary factors in mind: (i) the officer's individual performance, (ii) performance of the Company and business unit or units of the Company for which the officer is responsible, and (iii) published compensation data for comparable positions at other financial institutions. The Compensation Committee does not assign any relative or specific weights to these factors, and individual members of the Compensation Committee may give differing weights to different factors. Accordingly, during a particular year, the base compensation of an executive officer of the Company may not necessarily be related to the Company's performance during that year or the prior year.

         Individual Performance. In determining its recommended compensation for each executive officer of the Company, the Compensation Committee considers the officer's individual performance during the prior year. Individual performance is generally evaluated by reference to the executive officer's annual performance review, in which the officer is subjectively graded by his or her superiors on various specified criteria, such as leadership skill and management ability.

         Company Performance. The Compensation Committee also considers the performance during the prior year of the Company and the bank, branch, branches or other business unit or units of the Company for which the executive officer is responsible. For example, in determining the compensation for the Chairman, Chief Executive Officer and President of the Company, the Compensation Committee reviews the performance of the entire Company, and in determining the compensation for the President of Community Bank, the Compensation Committee reviews the performance of Community Bank as a whole. The Compensation Committee subjectively evaluates the performance by the business units with respect to criteria that the Compensation Committee believes to be relevant in assessing the units' performance. The Compensation Committee has not established any target amounts for these criteria, which may differ from unit to unit, depending on the nature of the unit's business (such as banking, consumer finance or insurance) and how long the unit has been in operation, among other factors. The Compensation Committee generally focuses on the following five criteria, to the extent applicable, in assessing each unit's performance: (i) growth in loan portfolio; (ii) growth in deposits; (iii) amount of employee turnover; (iv) net profit; and (v) charge-offs and loan losses.

         Published Compensation Data. The Company subscribes to several industry publications that report compensation of the executive officers of other financial institutions. The Compensation Committee reviews information regarding the compensation of similarly-situated executives at comparable institutions in determining its recommended compensation for a particular executive officer.

         Based on these and other factors that the Compensation Committee and its members may deem to be relevant, the Compensation Committee determines the base compensation of each executive officer and makes its recommendations to the Board of Directors. The Board of Directors then considers the Compensation Committee's recommendations, and may elect to decrease, increase or approve the compensation recommended by the Compensation Committee. During 2002 the annual base compensation for Kennon R. Patterson, Sr. remained at $917,000. The annual base compensation of the following named officers was increased to reflect additional duties or positions: Loy McGruder to $273,782; Hodge Patterson to $257,438; and Stacey W. Mann to $200,000. Bishop K. Walker, Jr. and Denny G. Kelly retired in January 2002 and Patrick M. Frawley was hired during 2002.

         ANNUAL BONUSES

         The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance. The Board of Directors did not award bonuses to any executive officer of the Company for 2002, based on the Board's determination that the officers' base compensation provided adequate compensation based on the Company's performance during 2002.

         LONG-TERM INCENTIVES

         The purpose of long-term incentives is to provide incentives and rewards recognizing the performance of the Company over time and to motivate long-term, strategic thinking among executives. During 2002, the Company granted stock options to its directors and certain of its officers as long-term incentives because, among other reasons, the Compensation Committee believes stock options properly align executive pay with stockholders' interests. The grant of stock options is a common method of incentive compensation for financial institutions and other publicly held companies and allows the Company to be competitive with other employers. The number of options granted to a particular executive officer generally reflects the officer's position within the Company, the Compensation Committee's subjective evaluation of the officer's performance and contribution to the Company, and the Compensation Committee's analysis of the value of the options awarded (using a standard methodology for valuing options). During 2002, the Company granted options to Kennon R. Patterson, Sr., Loy McGruder, Hodge Patterson, Stacey Mann, Denny Kelly and certain other senior officers of the Company, with an exercise price equal to 100% of the fair market value of the Common Stock on the date that the options were granted, as determined by the Board of Directors.

         CHIEF EXECUTIVE OFFICER COMPENSATION

         Effective April 1, 1996, the Company entered into an employment agreement with Kennon R. Patterson, Sr., the Chief Executive Officer of the Company, which was amended on October 14, 1999. Compensation for Mr. Patterson during 2002 was determined in accordance with the terms of his employment agreement and the Board of Directors' subjective evaluation of Mr. Patterson's performance and that of the Company, as well as the other factors and criteria described above for other executive officers of the Company. For 2002 Mr. Patterson's annual base salary remained at $917,000, the amount of his 2001 base salary. Mr. Patterson's cash compensation for 2001 had been reduced by 10% as part of a program to decrease non-interest expenses at the Company.

         Mr. Patterson's employment with the Company and Community Bank was terminated on January 27, 2003.

By the Executive Compensation Committee:

Merritt M. Robbins (Chairman)      Roy B. Jackson         Kennon R. Patterson, Jr.
Jimmie Trotter (Vice Chairman)     John J. Lewis, Jr.
Glynn Debter

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Common Stock against the cumulative total return of the NASDAQ Stock Market Bank Index and the American Stock Exchange Major Market Index for the last five years. It assumes that the value of the investment in the Common Stock and in each index was $100.00 and that all dividends were reinvested. There is no established trading market for the Common Stock and, therefore, no reliable information is available as to the prices at which such Common Stock has traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of the Common Stock.

                            TOTAL RETURN PERFORMANCE

[LINE GRAPH]

-------------------------------------------------------------------------------------------------
         INDEX              12/31/97     12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-------------------------------------------------------------------------------------------------
Community Bancshares, Inc.   100.00       137.78      170.29      146.35      109.76      109.76
-------------------------------------------------------------------------------------------------
AMEX Major Markets           100.00       120.32      144.04      135.75      132.29      116.37
-------------------------------------------------------------------------------------------------
NASDAQ Bank Index*           120.61       120.61      120.61      120.61      120.61      120.61
-------------------------------------------------------------------------------------------------

                                                      Source: SNL Financial L.C.

The information provided under the headings "Audit Committee Report," "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filled" with the SEC, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Exchange Act and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
                               STOCKHOLDER MATTERS

         The following table sets forth certain information, as of May 30, 2003, with respect to ownership of shares of Common Stock by each of the Company's directors, nominees, all directors, and executive officers of the Company as a group, and each other person or group that is known by the Company, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                        SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)
                                        ---------------------------------------------
                                                                                             PERCENTAGE OF
                                                                                             TOTAL SHARES
  PERSON, GROUP OR ENTITY               SOLE POWER (2)    SHARED POWER (3)    AGGREGATE       OUTSTANDING
  -----------------------               --------------    ----------------    ---------      -----------
I.  DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

Kenneth K. Campbell                       46,767                   900           47,667             *

Glynn Debter                              25,400  (4)           21,611           47,011             *

Patrick M. Frawley                        75,500  (5)          174,267          249,767          5.20

Roy B. Jackson                            26,500  (6)            6,600           33,100             *

John J. Lewis, Jr.                        68,390  (7)          175,467          243,857          5.07

Stacey W. Mann                            46,980  (8)            4,155           51,135          1.06

Loy McGruder                              46,367  (9)           32,084           78,451          1.63

Kennon R. Patterson, Sr.                  41,435 (10)          552,442          593,877         12.35

Kennon R. Patterson, Jr.                  31,699 (11)           70,588          102,287          2.13

Merritt M. Robbins                       198,427 (12)          179,337          377,764          7.86

Jimmie Trotter                            27,000 (13)          178,281          205,281          4.27

All Company directors, nominees for
directors and executive officers as
a group (12 persons)                     649,465               802,351        1,451,808         30.20

II.  OTHERS

U.S. Trust Company, N.A. as
  Trustee of the Community
  Bancshares, Inc. Employee
  Stock Ownership Plan (14)                   --               518,742 (15)     518,742 (15)    10.80

Doris S. Corr, Bryan A. Corr, Sr.
  Tina M. Corr, Joan M. Currier,
  John David Currier, Sr., Christy C.
  Chandler, John

David Currier, Jr. and Corr, Inc.,
as a group, 600 Third Avenue
East, Oneonta,
AL 35121 (16)                            181,278               200,071          381,349          7.93

-----------------------
*  Less than 1%

(1) The number of shares reflected are shares which, under applicable SEC regulations, are deemed to be beneficially owned, including shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable, or which will become exercisable within 60 days following June 9, 2003, are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The total number of shares beneficially owned is divided, where applicable, into two categories: (i) shares as to which voting/investment power is held solely, and (ii) shares as to which voting/investment power is shared.

(2) Unless otherwise specified in the following footnotes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. Some individuals are shown as beneficial owners of shares held by the Company's ESOP. The individual has sole power to direct the ESOP trustee as to the manner in which shares allocated to the individual's account under the ESOP are to be voted. The individual has no direct power of disposition with respect to shares allocated to the individual's account, except to request a distribution under the terms of the ESOP. The ESOP recordkeeper has not completed the allocation as of December 31, 2002, so the number of shares shown as allocated to an individual's account are as of December 31, 2001.

(3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee, executive officer or 5% stockholder. In the cases of Messrs. Frawley, Lewis, Robbins and Trotter this column includes 174,267 shares which are held by the ESOP and which have not been allocated to any participant account. These individuals serve as members of the Administrative Committee of the ESOP and have investment authority over the unallocated shares, but each individual disclaims any beneficial ownership with respect to such unallocated shares.

(4) Includes 25,500 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(5) Includes 75,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(6) Includes 25,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(7) Includes 25,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(8) Includes 22,500 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options and 15,334 shares allocated to Mr. Mann's ESOP account as of December 31, 2001.

(9) Includes 35,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options and 11,367 shares allocated to Mr. McGruder's ESOP account as of December 31, 2001.

(10) Includes 41,335 shares allocated to Mr. Kennon R. Patterson, Sr.'s ESOP account as of December 31, 2001.

(11) Includes 25,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(12) Includes 25,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(13) Includes 25,000 shares which could be acquired within 60 days following June 9, 2003 pursuant to stock options.

(14) The address of North Star Trust Company is 500 West Madison Street, Suite 3630, Chicago, Illinois 60661.

(15) Participants in the ESOP have the power to direct the ESOP trustee how to vote shares allocated to their individual accounts. Any unallocated shares, and any allocated shares with respect to which voting instructions are not received from a participant, will be voted by the appropriate ESOP fiduciary in its discretion.

(16) Information about this group was obtained from a Schedule 13D, and amendments thereto, filed by such group with the SEC.

                       PROPOSAL 2 - REMOVAL OF A DIRECTOR

         The Company proposes to remove Kennon R. Patterson, Sr., a Class III director whose term does not otherwise expire until the annual meeting of stockholders in 2005. Pursuant to the Company's Certificate of Incorporation, a director of the Company may be removed from office prior to the expiration of his term only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Company that are present, in person or by proxy, at a meeting of the stockholders. Cause is defined in the Certificate of Incorporation to mean "the director's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury" to the Company.

         On January 21, 2003 Mr. Patterson, who at that time was Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Community Bank, requested that the Board of Directors of Community Bank release a second mortgage on his property which was securing a real estate loan to Mr. Patterson of approximately $5.1 million. The value of the second mortgage was approximately $3.0 million based on financial statements and appraisals provided by Mr. Patterson. The reason Community Bank obtained the second mortgage in June 2002 was in response to regulatory concerns that the $5.1 million loan to Mr. Patterson presented a greater than normal risk of loss to Community Bank. The Board of Directors of Community Bank agreed to release the mortgage only on the condition that the action not conflict with certain regulatory requirements applicable to Community Bank and that it be consistent with Community Bank's practice for similarly situated loans. On January 22, 2003 Mr. Patterson caused two mortgage releases to be executed and recorded which, due to an error in the legal description, purported to release Community Bank's first and second mortgages. On January 23, 2003 at a regulatory meeting in Atlanta, certain directors and officers attending the meeting learned that Mr. Patterson had on January 20, 2003 filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code and had failed to inform the directors of that action the next day when he requested the mortgage release. On January 27, 2003 the Boards of Directors of the Company and Community Bank terminated Mr. Patterson's employment. The directors have also been informed that the condition they imposed on the release of the collateral was not satisfied in that the collateral release was considered to be a violation of regulatory requirements applicable to Community Bank. On February 6, 2003 the Board of Directors of the Company removed Mr. Patterson as a director of Community Bank.

         The Board of Directors of the Company considers Mr. Patterson's concealment of his bankruptcy filing at the time he requested a release of collateral on his substantial loan, his recording of the mortgage release without satisfying the condition for the release imposed by the Board of Directors causing Community Bank to be in violation of regulatory requirements, and the attempted release of both mortgages, potentially leaving Community Bank unsecured on a substantial loan, to constitute willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company within the meaning of the Certificate of Incorporation.

         On May 20, 2003 the Federal Deposit Insurance Corporation ("FDIC") instituted proceedings to determine whether Mr. Patterson should be (1) required to make restitution of approximately $1.4 million to Community Bank for breach of fiduciary duty as an officer and director of Community Bank, and (2) prohibited from further participation in the conduct of the affairs of Community Bank or any other FDIC-insured bank without prior regulatory approval. The FDIC also notified Mr. Patterson of its intention to assess against him a civil money penalty of $1.4 million. It is the Company's understanding that Mr. Patterson will have an opportunity to contest these actions by the FDIC.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE REMOVAL OF KENNON R. PATTERSON, SR. AS A DIRECTOR OF THE COMPANY.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

SELECTION

         The Board of Directors of the Company engaged the accounting firm of Carr, Riggs & Ingram, L.L.C. ("CRI") as the independent accountant of the Company for 2002 and 2003. A representative from CRI is expected to attend the Annual Meeting, have an opportunity to make a statement and be available to respond to appropriate questions.

         The Board of Directors of the Company had previously engaged Dudley Hopton-Jones, Sims & Freeman, PLLP (("Dudley Hopton-Jones") to serve as the independent accountant of the Company for 2000 and 2001. On April 11, 2002, Community Bank requested approval from the Alabama Banking Department (the "Department") pursuant to the Alabama state banking statutes for Dudley Hopton-Jones to serve as Community Bank's independent auditor for 2002. By letter dated August 1, 2002, the Department declined the request and prospectively disapproved Dudley Hopton-Jones as Community Bank's independent auditor. The reasons for the disapproval given in the Department's letter were unspecified "concerns about the conclusions reached" by Dudley Hopton-Jones in connection with the 2001 audit of Community Bank and certain unspecified "issues from past audits." On October 4, 2002, Dudley Hopton-Jones tendered its resignation as the Company's independent auditor which was accepted by the Audit Committee of the Company's Board of Directors. On October 4, 2002 the chairman of the Audit Committee executed an engagement letter with CRI, and the Board of Directors ratified the engagement the same day.

         Neither of Dudley Hopton-Jones' reports on the Company's financial statements for 2000 or 2001 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2000, 2001 and through October 4, 2002 there were no disagreements between the Company and Dudley Hopton-Jones on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure.

AUDIT FEES

         CRI billed the Company a total of $145,000 for professional services rendered for the audit of the Company's financial statements as of December 31, 2002 and for the reviews of the financial statements included in the Company's Third Quarter Report on Form 10-Q filed with the Securities and Exchange Commission during 2002. CRI estimates that it will bill the Company an additional $145,000 in connection with the audit of the Company's financial statements as of December 31, 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         For the fiscal year ended December 31, 2002, there were no fees billed by CRI for professional services rendered for information technology services relating to financial information systems design and implementation.

ALL OTHER FEES

         CRI provided no additional services than the services described above under "Audit Fees" for the fiscal year ended December 31, 2002.

                                VOTING PROCEDURES

         Under the Delaware General Corporation Law ("DGCL") and the Company's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Under the DGCL, once a quorum of the stockholders is established, (i) the directors standing for election must be elected by a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, unless otherwise provided in the Company's Certificate of Incorporation or Bylaws. Pursuant to the Company's Certificate of Incorporation, the holders of at least 80% of the voting power of all the shares of the Company that are present, in person or by proxy, at a meeting of the stockholders must approve the removal of a director of the Company. Abstentions will in effect count as votes against approval of actions to be taken at the Annual Meeting other than election of directors. Broker non-votes will not have an effect on the outcome of the election of directors or approval of any other action the Company is aware is to be taken at the Annual Meeting.

                            MISCELLANEOUS INFORMATION

STOCKHOLDER PROPOSALS

         Any proposals by stockholders intended to be presented at the Company's 2004 annual meeting of stockholders, if to be included in the Company's proxy materials for that annual meeting, must be received in written form at the Company's executive offices on or before February 1, 2004, and must otherwise be in compliance with Rule 14a-8 under the Exchange Act and other applicable legal requirements.

NOMINATIONS FOR DIRECTORS AND OTHER BUSINESS

         The Company's Bylaws require stockholders to follow certain procedures in order to submit nominations of persons for election to the Board of Directors or to propose other business to be acted upon at the Company's 2003 annual meeting of stockholders. The Company's Nominating Committee will consider nominations of persons for election to the Board of Directors that are timely and otherwise submitted in accordance with the following. The persons named on the enclosed proxy card will not vote to elect any person other than the persons nominated on page 3 of this Proxy Statement, or if any such persons are unavailable to serve or for good cause cannot serve, then the persons named on the enclosed proxy card will vote for the election of such substitute as the members of the Board of Directors may recommend. Instructions given on the enclosed proxy card to the contrary will not be followed.

         In order to give timely notice for the Company's 2004 annual meeting, a stockholder must give notice in writing of the nomination or other business to the Corporate Secretary of the Company at its office at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031, not later than the close of business on April 25, 2004, nor earlier than March 26, 2004. If the date of the annual meeting is more than 30 days before or more than 60 days after July 24, 2004, however, notice to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The stockholder must be a stockholder of record at the time the notice is given and must be entitled to vote at such meeting. The stockholder's notice must set forth (a) as to each nominee, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4 thereunder (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder, as they appear on the Company's books, and of such beneficial owner, and the number and class of shares of the Company owned of record and beneficially by such stockholder and such beneficial owner.

         The individuals named as proxies on the proxy card for the Company's 2004 annual meeting of stockholders will be entitled to exercise their discretionary authority in voting proxies on any stockholder proposal that is not included in the Company's proxy statement for the 2004 annual meeting of stockholders, unless the Company receives notice of the matter(s) to be proposed no later than April 25, 2004. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for the meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising stockholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on the matter(s), unless the stockholder making the proposal(s) complies with Rule 14a-4(c)(2) under the Exchange Act.

                                   PROXY CARD

                           COMMUNITY BANCSHARES, INC.

                  PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Gary L. Duke and Gerald N. Player, and either of them, or such other persons as the Board of Directors of Community Bancshares, Inc. (the "Company") may designate, as proxies, with full power of substitution and re-substitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Time, on Thursday, July 24, 2003, at the Main Club House at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama, and at any adjournment thereof (the "Annual Meeting").

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS (i) FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND (ii) UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS CLASS I DIRECTORS OF THE NOMINEES NAMED ON THIS CARD, (2) FOR THE REMOVAL OF KENNON R. PATTERSON, SR. AS A CLASS III DIRECTOR OF THE COMPANY, AND (3) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

1. Election of Class I Directors           Nominees:     Roy B. Jackson, Stacey W. Mann and Jimmie Trotter (or,
                                                         in the event any such person is unable to serve, such nominee(s)
                                                         as are designated by the Company's Board of Directors)

[ ]      FOR all nominees listed (except as marked to the contrary below)

[ ]      WITHHOLD AUTHORITY to vote for all nominees listed

[ ] INSTRUCTION: To withhold authority to vote for any individual nominee, write his name or their names in the following space:___________________________________________________________

NOTICE: IF THIS PROXY IS EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

2.  Removal of a Director

[ ]      FOR removal of Kennon R. Patterson, Sr. as a Class III director of the
         Company

[ ] AGAINST removal of Kennon R. Patterson, Sr. as a Class III director of the Company

Dated:____________________, 2003    IMPORTANT: Please sign exactly as your name
                                    or names appear on this proxy card and mail
Signature:_____________________     promptly in the enclosed envelope. If you
                                    sign as an agent or in any other capacity,
Signature:_____________________     please state the capacity in which you sign.
(if held jointly)